UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-A/A (Amendment No. 2)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
BANRO CORPORATION (Exact name of registrant as specified in its charter)
CANADA (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employment Identification No.)
1 First Canadian Place 100 King Street West, Suite 7070 Toronto, Ontario Canada M5X 1E3 (Address of principal executive offices)
Title of each class of securities to be so registered: Rights to purchase Common Shares	Name of each exchange on which each class is to be registered: NYSE MKT
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates (if applicable): N/A
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Reference is made to the Registration Statement on Form 8-A (the “Form 8-A”) filed by Banro Corporation (“Banro”) with the Securities and Exchange Commission (the “Commission”) on May 16, 2005, relating to the Shareholder Rights Plan (the “Plan”) adopted by Banro’s board of directors (the “Board”) effective April 29, 2005, as amended on July 29, 2008 (the “Form 8-A/A”). This Amendment No. 2 hereby amends and supplements the Form 8-A/A as set forth below.

Item 1.    Description of Registrant's Securities to be Registered.

The Shareholder Rights Plan Agreement, dated as of April 29, 2005, between Banro and Equity Transfer Services Inc., as Rights Agent (the “Rights Agreement”), originally provided that the Plan would terminate at the close of the annual meeting of Banro’s shareholders in the year 2008, unless the term of the Plan was extended beyond such date by resolution of the Independent Shareholders (as such term is defined in the Rights Agreement) (the “Expiration Time”).

Banro and Equity Transfer & Trust Company, as Rights Agent, entered into a Shareholder Rights Plan Amendment Agreement, dated as of June 27, 2008, which amended the Rights Agreement to change the Expiration Time to the close of the annual meeting of Banro’s shareholders in the year 2011, unless the term of the Plan is extended beyond such date by resolution of the Independent Shareholders. Independent Shareholder approval for the said Plan amendment was obtained at the annual and special meeting of shareholders of Banro held on June 27, 2008.

Banro and Equity Financial Trust Company, as Rights Agent, entered into a Second Shareholder Rights Plan Amendment Agreement, dated as of June 29, 2011 (the “Amendment No. 2”), which amended the Rights Agreement to change the Expiration Time to the close of the annual meeting of Banro’s shareholders in the year 2014, unless the term of the Plan is extended beyond such date by resolution of the Independent Shareholders. Independent Shareholder approval for the said Plan amendment was obtained at the annual and special meeting of shareholders of Banro held on June 29, 2011.

Banro and Equity Financial Trust Company, as Rights Agent, entered into a Third Shareholder Rights Plan Amendment Agreement, dated as of June 27, 2014 (the “Amendment No. 3”), which amended the Rights Agreement to change the Expiration Time to the close of the annual meeting of Banro’s shareholders in the year 2017, unless the term of the Plan is extended beyond such date by resolution of the Independent Shareholders. Independent Shareholder approval for the said Plan amendment was obtained at the annual and special meeting of shareholders of Banro held on June 27, 2014.

The summary descriptions of Amendment No. 2 and Amendment No. 3 do not purport to be complete and are qualified in their entirety by reference to the respective amendments, which are incorporated herein by reference.

Item 2.    Exhibits.

Item 2 is hereby amended to the following effect:

Exhibit Number:	Description of Exhibit:
4.1*
Shareholder Rights Plan Agreement dated as of April 29, 2005, between Banro Corporation and Equity Transfer Services Inc., as Rights Agent, which includes the Form of Rights Certificate as Attachment 1

4.2*	Shareholder Rights Plan Amendment Agreement dated as of June 27, 2008 between Banro Corporation and Equity Transfer & Trust Company, as Rights Agent.
4.3	Second Shareholder Rights Plan Amendment Agreement, dated as of

June 29, 2011, between Banro Corporation and Equity Financial Trust Company, as Rights Agent (incorporated by reference from Exhibit 99.1 of Banro’s Form 6-K furnished to the Commission on July 6, 2011).

4.4
Third Shareholder Rights Plan Amendment Agreement, dated as of June 27, 2014, between Banro Corporation and Equity Financial Trust Company, as Rights Agent (incorporated by reference from Exhibit 99.1 of Banro’s Form 6-K furnished to the Commission on July 7, 2014).

* Previously filed

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  September 19, 2014

BANRO CORPORATION

By:       /s/ Geoffrey Farr
Geoffrey Farr
Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number:	Description of Exhibit:
4.1*
Shareholder Rights Plan Agreement dated as of April 29, 2005, between Banro Corporation and Equity Transfer Services Inc., as Rights Agent, which includes the Form of Rights Certificate as Attachment 1

4.2*	Shareholder Rights Plan Amendment Agreement dated as of June 27, 2008 between Banro Corporation and Equity Transfer & Trust Company, as Rights Agent.
4.3
Second Shareholder Rights Plan Amendment Agreement, dated as of June 29, 2011, between Banro Corporation and Equity Financial Trust Company, as Rights Agent (incorporated by reference from Exhibit 99.1 of Banro’s Form 6-K furnished to the Commission on July 6, 2011).

4.4
Third Shareholder Rights Plan Amendment Agreement, dated as of June 27, 2014, between Banro Corporation and Equity Financial Trust Company, as Rights Agent (incorporated by reference from Exhibit 99.1 of Banro’s Form 6-K furnished to the Commission on July 7, 2014).

* Previously filed